Exhibit 99.1

Media Contacts:
LIFELINE THERAPEUTICS, INC.	OGILVY PUBLIC RELATIONS
Paul Myhill	WORLDWIDE
paulm@protandim.com	Aliza Rothman
720.488.1711, ext. 16	aliza.rothman@ogilvypr.com
303.634.2672

Protandim to be Available at General Nutrition Center (GNC) Stores

DENVER, COLORADO, July 20, 2005 — Lifeline Therapeutics, Inc. (OTCBB: LFLT) today announced that its Protandim™ dietary supplement, an antioxidant therapy, will be available next month at thousands of General Nutrition Center (GNC) stores.

The initial order comes on the heels of Protandim being featured on ABC News’ PrimeTime Live.

Amy Cone, director of marketing for Lifeline stated, “We are thrilled to expand Protandim’s distribution and make it more accessible to consumers across the nation. We’re also proud to be working with the world’s largest and most reputable retailer of nutritional supplements.”

Interested customers are able to place their name on a notification list at any of GNC’s 4,500 retail stores in order to be alerted when Protandim hits shelves.

ABOUT LIFELINE THERAPEUTICS

Lifeline Therapeutics, Inc. is a publicly-traded company (OTCBB: LFLT) based in Denver, Colorado that manufactures and sells Protandim.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

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